Exhibit 99.1

Rekor Systems, Inc. Reports 2020 Financial Results

Highlights:
●
2020 gross revenue increased 69% to $9.2 million as compared to $5.5 million in 2019
●
Fourth quarter 2020 gross revenue increased 88% to $2.8 million as compared to $1.5 million in the fourth quarter of 2019
●
Raised $70.1 million in net cash proceeds during February 2021, with a public offering

COLUMBIA, Md. – March 10, 2021 - Rekor Systems, Inc, (NASDAQ: REKR) ("Rekor"), a provider of real-time roadway, customer and public safety intelligence to enable AI-driven decisions, today announced its financial results for the year ended December 31, 2020.

"Our results for the year ended 2020 have demonstrated a remarkably high level of growth on a year-over-year basis,” said Eyal Hen, Chief Financial Officer, Rekor. "We believe this is a testament to the strategic realignment of the Company as it has intensified its focus on the longer-term drivers of demand from our commercial and government sectors. During 2020, we strengthened our balance sheet by retiring our long-term, high interest, debt with a combination of cash payments and issuance of our common stock. In the current year, we have positioned ourselves as a 100% technology-focused organization with our eCommerce platform and partners program as key channels to generate revenue. We have great confidence in our go-to-market strategy of providing a global customer base with frictionless transactions and recently finalized a secondary offering of $70.1 million in net cash proceeds, providing us the ability to expand that strategy and look for M&A opportunities.”

“We are pleased with our results for 2020, which demonstrate substantial, ongoing, year-over-year improvement despite unprecedented global challenges,” said Robert A. Berman, President and CEO of Rekor. “The past year we laid the foundation to accelerate the growth of our commercial and government sectors.”

During 2020, Rekor was selected by multiple resellers and formed partnerships with various companies, including Mastercard® and White Castle®, to use an array of AI-based technologies in retail, public safety, and parking operations. The Company has used intensive machine learning for over three years in developing its current suite of differentiated product and service offerings and has recently filed for six patents based on these products and services.

Full-Year 2020 and Fourth Quarter 2020 Financial Results

Revenues

Revenue for the three months ended December 31, 2020, increased to $2,835,000, compared to $1,507,000 for the three months ended December 31, 2019. This increase was a result of additional products the Company offered during the period as it continued expanding its technology offerings. Revenues earned from the eCommerce platform organically increased $85,000 or 53% to $244,000 for the three months ended December 31, 2020. This is an overall increase from $159,000 for the three months ended December 31, 2019.

Revenue for the year ended December 31, 2020, increased to $9,234,000, compared to $5,469,000 for the year ended December 31, 2019. This increase was primarily attributable to the expanded technology offerings and large contracts, as well as the fact that operational results from our OpenALPR acquisition have only been included in our operations since March 2019. During the year ended December 31, 2020, revenue attributable to OpenALPR was recognized for the full year compared to only a nine and half month’s period in the corresponding period in 2019. Additionally, part of the growth in revenue for the year ended December 31, 2020, was attributable to revenues earned through our eCommerce platform which organically increased, $426,000 or 97%, to $865,000 from $439,000 for the year ended December 31, 2019.

Cost of Revenue, Gross Profit and Gross Margin

Gross profit for the three months ended December 31, 2020, increased to $2,055,000 with a gross margin of 72%, compared to $1,007,000 with a gross margin of 67% for the three months ended December 31, 2019. The increase in gross profit was primarily attributable to an increase in revenue for the corresponding period. The higher margin in the fourth quarter is a result of an increase in software revenue, which have higher margin.

Gross profit for the year ended December 31, 2020, increased to $5,701,000 with a gross margin of 62%, compared to $3,817,000 with a gross margin of 70% for the year ended December 31, 2019. The increase in gross profit was primarily attributable to an increase in revenue for the corresponding period.

The decline in the gross margin percentage was attributable to building infrastructure in connection with large software and hardware contracts. These contracts included construction and assembly of fixtures for our vehicle recognition cameras and the infrastructure necessary to support database and communications operations on a shared basis with other municipalities. In this early stage, the cost of building the network is higher and the initial margins for such projects are consequently lower than expected than for future operations that will be able to use the same infrastructure.

Loss from Operations

Operating loss for the three months ended December 31, 2020, increased to $3,099,000, compared to $2,247,000 in the same period in 2019, and operating loss for the year ended December 31, 2020, increased to $11,848,000, compared to $7,534,000 in the same period in 2019. The increase in the operating loss throughout the year is attributable mainly to the increased headcount to support the Company’s growth plan and solidify the corporate structure. In addition, we increased our R&D expenses to continue the development of new solutions to remain ahead of the curve with our technology.

Performance Obligations

As of December 31, 2020, we had approximately $16,705,000 in contracts that were closed prior to December 31, 2020, but which have a contractual period beyond December 31, 2020. These contracts generally cover a term of one to five years, in which we will recognize revenue ratably over the contract term. We currently expect to recognize approximately 30% of this amount over the succeeding twelve months, and the remainder is expected to be recognized over the following five years. On occasion our customers will prepay the full contract or a substantial portion of the contract. Amounts related to the prepayment of the contract for a service period that is not yet met are recorded as part of our contract liabilities balance.

The table below reflects the 65% growth in the remaining value in contracts from December 31, 2019 through December 31, 2020 (dollars in thousands):

EBITDA and Adjusted EBITDA
We calculate EBITDA as net loss before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net loss before interest, taxes, depreciation and amortization, adjusted for (i) impairment of intangible assets, (ii) loss on extinguishment of debt, (iii) stock-based compensation, (iv) losses or gains on sales of subsidiaries, and (v) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the U.S. (“U.S. GAAP”) and should not be considered as an alternative to net earnings or cash flow from operating activities as indicators of our operating performance or as a measure of liquidity or any other measures of performance derived in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of a company’s ability to service and/or incur debt. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table sets forth the components of the EBITDA and Adjusted EBITDA for the periods included (dollars in thousands):

	Year ended December 31,
	2020	2019
Net loss	$(13,962)	$(12,405)
Income taxes	23	47
Interest	2,503	3,909
Depreciation and amortization	1,961	1,377
EBITDA	$(9,475)	$(7,072)

Loss on extinguishment of debt	$3,281	$1,113
Share-based compensation	796	446
Gain on sale of business	(3,631)	-
Loss on sale of Secure Education	-	3
Adjusted EBITDA	$(9,029)	$(5,510)

Rekor has scheduled a conference call to discuss the 2020 fourth quarter and full year results on Wednesday, March 10, 2021, at 4:45 P.M. (Eastern).

All interested parties may listen to a live webcast of the call at:
Online:  https://www.webcaster4.com/Webcast/Page/2523/40273
By phone: Toll Free: 877-407-8033 or International: 201-689-8033

An archived webcast will also be available to replay this conference call directly from the Company’s website under Investors, Events & Presentations. Slides that accompany the conference call will be available on the Company’s website.

About Rekor Systems, Inc.
Rekor (Nasdaq: REKR) provides real-time, customer and public safety intelligence to enable AI-driven decisions. Rekor bridges commercial and government sectors with actionable, real-time vehicle recognition data to enable informed decisions faster and with greater outcomes. Rekor is transforming industries like Public Safety, Customer Experience, and Smart Cities in approximately 80 countries across the globe with smarter, quicker, cost-competitive vehicle recognition solutions for security, revenue discovery and recovery, public safety, electronic toll collection, brand loyalty, parking operations, logistics, and traffic management. We use the power of artificial intelligence to analyze video streams and transform them into AI-driven decisions by our clients. Our machine learning software can turn most IP cameras into highly accurate and affordable vehicle recognition devices used to help protect lives, increase brand loyalty, and enhance operations and logistics, without the need to install expensive new infrastructure. We make what was once considered impossible, possible. To learn more please visit our website: https://rekor.ai.

Forward-Looking Statements
This press release includes statements concerning Rekor Systems, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. Important factors that could have such a result include a decline or weakness in general economic conditions, an outbreak of hostilities, the ongoing pandemic and responses thereto related to COVID-19, a decline or volatility in the securities markets or regulatory changes or other adverse developments with respect to the markets for the Company’s products and services or an inability to obtain adequate financing. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media:
Robin Bectel
REQ For Rekor Systems, Inc.
rekor@req.co

Company Contact:
Rekor Systems, Inc.
Eyal Hen
Chief Financial Officer
Phone: +1 (443) 545-7260
ehen@rekor.ai

Investor Relations Contact:
Rekor Systems, Inc.
Charles Degliomini
ir@rekor.ai

REKOR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)

	December 31, 2020	December 31, 2019
ASSETS
Current Assets
Cash and cash equivalents	$20,595	$1,075
Restricted cash and cash equivalents	412	461
Accounts receivable, net	1,038	776
Inventory	1,264	302
Note receivable, current portion	340	-
Other current assets, net	469	175
Current assets of discontinued operations	2	7,441
Total current assets	24,120	10,230
Long-term Assets
Property and equipment, net	1,047	442
Right-of-use lease assets, net	426	283
Goodwill	6,336	6,336
Intangible assets, net	7,038	8,244
Investments in unconsolidated companies	75	-
Note receivable, long-term	1,360	-
Long-term assets of discontinued operations	-	3,457
Total long-term assets	16,282	18,762
Total assets	$40,402	$28,992
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	$3,898	$3,678
Loan payable, current portion	517	-
Lease liability, short-term	253	148
Contract liabilities	1,126	749
Current liabilities of discontinued operations	124	5,757
Total current liabilities	5,918	10,332
Long-term Liabilities
Notes payable, long-term	980	20,409
Loan payable, long-term	469	-
Lease liability, long-term	188	161
Contract liabilities, long-term	958	775
Deferred tax liability, long-term	24	10
Long term liabilities of discontinued operations	5	536
Total long-term liabilities	2,624	21,891
Total liabilities	8,542	32,223
Series A Cumulative Convertible Redeemable Preferred stock, $0.0001 par value, 505,000 shares authorized and 502,327 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	6,669	5,804
Commitments and Contingencies
Stockholders' Equity (Deficit)
Common stock, $0.0001 par value, 100,000,000 and 30,000,000 shares authorized, 33,013,271 and 21,595,653 shares issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	3	2
Preferred stock, $0.0001 par value, 2,000,000 authorized, 505,000 shares designated as Series A and 240,861 shares designated as Series B as of December 31, 2020 and December 31, 2019, respectively	-	-
Series B Cumulative Convertible Preferred stock, $0.0001 par value, 240,861 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2019, respectively	-	-
Additional paid-in capital	68,238	19,371
Accumulated deficit	(43,050)	(28,408)
Total stockholders’ equity (deficit)	25,191	(9,035)
Total liabilities and stockholders’ equity (deficit)	$40,402	$28,992

REKOR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)

	Year ended December 31,
	2020	2019
Revenue	$9,234	$5,469
Cost of revenue	3,533	1,652
Gross profit	5,701	3,817

Operating expenses:
General and administrative expenses	12,117	8,276
Selling and marketing expenses	2,247	1,646
Research and development expenses	3,185	1,429
Operating expenses	17,549	11,351

Loss from operations	(11,848)	(7,534)
Other income (expense):
Loss on extinguishment of debt	(3,281)	(1,113)
Interest expense	(2,503)	(3,909)
Other income	62	198
Gain on sale of business	3,631	-
Total other expense	(2,091)	(4,824)
Loss before income taxes	(13,939)	(12,358)
Income tax provision	(23)	(47)
Net loss from continuing operations	$(13,962)	$(12,405)
Net loss from discontinued operations	(220)	(3,479)
Net loss	$(14,182)	$(15,884)
Loss per common share from continuing operations - basic and diluted	(0.63)	(0.68)
Loss per common share discontinued operations - basic and diluted	(0.01)	(0.17)
Loss per common share - basic and diluted	$(0.64)	$(0.85)

Weighted average shares outstanding
Basic and diluted	24,192,680	20,033,023